Exhibit 99.1

Recro Pharma Reports Third Quarter 2017 Financial Results

NDA Submission for IV Meloxicam Accepted by U.S. FDA for Review; PDUFA Date Set for May 26, 2018

Strong Gainesville Manufacturing Performance; Third Quarter 2017 Revenues of $17.1 Million

MALVERN, PA, November 9, 2017 – Recro Pharma, Inc. (Nasdaq:REPH), a revenue generating specialty pharmaceutical company focused on therapeutics for hospital and other acute care settings, today reported financial results for the three and nine months ended September 30, 2017.

“The submission of our New Drug Application (NDA) for intravenous (IV) meloxicam 30mg for the management of moderate to severe pain, and the subsequent acceptance by the U.S. Food and Drug Administration (FDA), are pivotal milestones for Recro and important validation for our lead drug candidate, which we believe has the potential to provide a differentiated, non-opioid alternative to standard of care pain therapies,” said Gerri Henwood, President and Chief Executive Officer of Recro Pharma. “As a result of strong performance in our Gainesville manufacturing business through the third quarter of 2017, and our expectation that customer ordering patterns and product market performance will remain similar for the balance of the year, we are raising our revenue guidance for the year to $65 million.”

Third Quarter 2017 and Recent Highlights

•	NDA Filing with the U.S. FDA for IV Meloxicam 30mg Accepted for Review and PDUFA Date Set. In late July 2017, Recro submitted an NDA with the U.S. FDA for IV meloxicam 30mg for the management of moderate to severe pain. The NDA package includes data from two Phase III efficacy trials, one Phase III safety trial, four Phase II trials and other safety studies. The FDA has accepted the NDA for review and has set a PDUFA date of May 26, 2018.

•	Strong Gainesville Manufacturing Performance. Recro’s manufacturing business continued its strong performance with revenues of $17.1 million for the three months ended September 30, 2017. Revenues for the nine months ended September 30, 2017, were $52.8 million.

•	Presented Phase III Intravenous Meloxicam Safety Trial Results at PAINWeek® 2017. In September 2017, Recro presented data from its Phase III safety study evaluating IV meloxicam 30mg for the management of moderate to severe pain in a range of patients following major surgery. The poster presentations highlight the clinical performance of IV meloxicam 30mg, which demonstrated statistically significant reductions in opioid consumption in the overall study population, as well as in critical subpopulations, with data continuing to show a favorable safety and tolerability profile.

Financial Results

As of September 30, 2017, Recro had cash, cash equivalents and short-term investments of $41.3 million.

Revenues were $17.1 million and $17.0 million for the three months ended September 30, 2017 and 2016, respectively. Excluding the $2.3 million, one-time, contractually based manufacturing revenue amount from one of our commercial partners in the three months ended September 30, 2016, the $2.4 million increase in the third quarter 2017 revenue versus prior year was primarily due to higher manufacturing revenues. Revenues were $52.8 million and $52.0 million for the nine months ended September 30, 2017 and 2016, respectively. Excluding the $2.3 million, one-time, contractually based manufacturing revenue amount from one of our commercial partners in the nine months ended September 30, 2016, the $3.1 million increase in revenue versus prior year was primarily due to increased profit share revenue as a result of increased sales volumes and pricing by one of our commercial partners as well as increased manufacturing revenue. These increases were partially offset by decreased royalty revenue due to a change in the mix of generic and brand sales by one of our commercial partners.

Cost of sales were $6.9 million and $5.7 million for the three months ended September 30, 2017 and 2016, respectively, and increased primarily due to increases in manufacturing revenue compared to prior year. Cost of sales were $27.8 million and $25.6 million for the nine months ended September 30, 2017 and 2016, respectively, and increased primarily due to increases in manufacturing revenue compared to prior year and changes in the product mix.

Research and development expenses were $9.3 million and $7.0 million for the three months ended September 30, 2017 and 2016, respectively. The increase of $2.3 million was primarily due to increases in pre-commercialization manufacturing costs, NDA filing fees and other development costs for IV meloxicam of $3.4 million, salaries and benefits expense due to increased Acute Care headcount of $1.5 million, and development costs for other pipeline products of $0.4 million. These increases in research and development costs were offset by lower IV meloxicam clinical trial expenses of $3.0 million. Research and development expenses were $24.1 million and $23.2 million for the nine months ended September 30, 2017 and 2016, respectively. The increase of $0.9 million was primarily due to increases in pre-commercialization manufacturing costs, NDA filing fees and other development costs for IV meloxicam of $5.6 million, salaries and benefits expense due to increased Acute Care headcount of $2.3 million, IPR&D costs for the acquisition of the NMB Related Compounds of $0.8 million, and development costs for other pipeline products of $1.5 million. These increases in research and development costs were offset by lower IV meloxicam clinical trial expenses of $9.3 million.

General and administrative expenses were $6.6 million and $3.8 million for the three months ended September 30, 2017 and 2016, respectively. The increase of $2.8 million was primarily due to increased headcount in our Acute Care division, and pre-commercialization and medical affairs expenses. General and administrative expenses were $17.0 million and $9.3 million for the nine months ended September 30, 2017 and 2016, respectively. The increase of $7.7 million was primarily due to increased headcount in our Acute Care division and pre-commercialization and medical affairs expenses.

Amortization expense was $0.6 million for each of the three months ended September 30, 2017 and 2016, and $1.9 million for each of the nine months ended September 30, 2017 and 2016. This expense was solely related to the amortization of the Company’s royalties and contract manufacturing relationships intangible asset over its estimated useful life.

Interest expense, net was $1.2 million and $1.4 million during the three months ended September 30, 2017 and 2016, and, $3.3 million and $4.3 million during the nine months ended September 30, 2017 and 2016, respectively. The decrease in interest expense, net, was due to a lower principal balance on the Company’s OrbiMed senior secured term loan and amortization of the related financing costs.

Financial Guidance

The Company is raising its guidance for 2017 revenue from a range of $60-$63 million to $65 million, as a result of strong performance through September and our expectation of customer ordering patterns and product market performance for the balance of the year.

About IV/IM Meloxicam 30mg

Meloxicam is a long-acting, preferential COX-2 inhibitor that possesses analgesic, anti-inflammatory and antipyretic activities, which are believed to be related to the inhibition of cyclooxygenase (COX) and subsequent reduction in prostaglandin biosynthesis. IV meloxicam 30mg was designed using a NanoCrystal® platform, a technology that enables enhanced bioavailability of poorly water-soluble drug compounds.

About Recro Pharma, Inc.

Recro Pharma is a specialty pharmaceutical company that operates through two business divisions, an Acute Care, hospital product division and a revenue-generating contract development and manufacturing, or CDMO division, located at the Company’s Gainesville facility. The Acute Care division is primarily focused on developing innovative products for hospital and other acute care settings. The Company’s lead product candidate is a proprietary injectable form of meloxicam, a long-acting preferential COX-2 inhibitor. IV meloxicam 30mg has successfully completed two pivotal Phase III clinical efficacy trials in patients following bunionectomy and abdominoplasty surgeries, a large double blind Phase III safety trial and four Phase II clinical trials for the management of moderate to severe post-operative pain, as well as other safety studies, and filed a New Drug Application for review by the FDA at the end of July, 2017. As injectable meloxicam is in the non-opioid class of drugs, the Company believes it will overcome many of the issues associated with commonly prescribed opioid therapeutics, including respiratory depression, constipation, excessive nausea and vomiting, as well as having no addictive potential while maintaining meaningful analgesic effects for relief of pain. The Company’s CDMO division leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial partners who commercialize or plan to commercialize these products. These collaborations can result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for its CDMO division and it contributes non-dilutive funding for the development and pre-commercialization activities of its Acute Care division.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the ability to obtain and maintain regulatory approval of injectable meloxicam and the labeling under any such approval; regulatory developments in the United States and foreign countries; results and timing of the clinical trials of injectable meloxicam, the Company’s ability to achieve its financial goals, including financial guidance; the Company’s ability to raise future financing for continued development and the payment of milestones; the Company’s ability to pay its debt; customer product performance and ordering patterns, the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; and the successful commercialization of injectable meloxicam. The forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro’s business and future results included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov. Recro assumes no obligation to update any such forward looking statements.

CONTACT:

Investor Relations Contact:

Argot Partners

Susan Kim/Natalie Wildenradt

(212) 600-1902

susan@argotpartners.com

natalie@argotpartners.com

Recro Pharma, Inc.

Michael Celano

(484) 395-2413

mcelano@recropharma.com

Media Contact:

Argot Partners

Eliza Schleifstein

(973) 361-1546

eliza@argotpartners.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$11,803	$64,483
Short-term investments	29,507	—
Accounts receivable	13,126	10,411
Inventory	9,891	8,746
Prepaid expenses and other current assets	2,785	1,118

Total current assets	$67,112	$84,758

Property, plant and equipment, net	38,197	37,300
Deferred income taxes	21,759	17,060
Intangible assets, net	35,496	37,433
Goodwill	6,446	6,446

Total assets	$169,010	$182,997

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	2,823	4,132
Accrued expenses & other current liabilities	9,150	9,893
Current portion of contingent consideration	30,372	—
Current portion of long-term debt, net	—	2,236

Total current liabilities	42,345	16,261
Long-term debt, net	24,890	22,152
Warrants & other long-term liabilities	3,600	3,397
Long-term portion of contingent consideration	48,525	69,574

Total liabilities	119,360	111,384

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding.	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares; issued and outstanding, 19,060,260 shares at September 30, 2017 and 19,043,216 shares at December 31, 2016	191	190
Additional paid in-capital	136,732	132,691
Accumulated deficit	(87,265)	(61,268)
Accumulated other comprehensive loss	(8)	—

Total shareholders’ equity	49,650	71,613

Total liabilities and shareholders’ equity	$169,010	$182,997

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue	$17,114	$16,951	$52,790	$51,973

Operating expenses:
Cost of sales (excluding amortization of intangible assets)	6,882	5,745	27,829	25,563
Research and development	9,296	7,046	24,132	23,175
General and administrative	6,635	3,841	16,990	9,263
Amortization of intangible assets	646	646	1,937	1,937
Change in warrant valuation	808	402	15	47
Change in contingent consideration valuation	3,550	3,192	9,323	7,705

Total operating expenses	27,817	20,872	80,226	67,690

Operating loss	(10,703)	(3,921)	(27,436)	(15,717)
Other income (expense):
Interest income	62	10	284	27
Interest expense	(1,235)	(1,450)	(3,625)	(4,279)

Net loss before income taxes	$(11,876)	$(5,361)	$(30,777)	$(19,969)
Income tax benefit (expense)	2,821	(18)	4,780	166

Net loss	$(9,055)	$(5,379)	$(25,997)	$(19,803)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.48)	$(0.50)	$(1.36)	$(2.01)

Weighted average common shares outstanding, basic and diluted	19,058,956	10,780,911	19,053,636	9,862,526

Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities	68	—	(8)	—

Comprehensive loss	$(8,987)	$(5,379)	$(26,005)	$(19,803)